Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Shareholders and Board of Directors
The Hennessy Funds, Inc.


We consent to the use of our report incorporated by reference and the reference to our firm under the headings "Financial Highlights" and "General Information" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.




KPMG Peat Marwick LLP

Milwaukee, Wisconsin
October 29, 1998